Exhibit 23.2(b)

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Doubleday Direct, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Audio Book Club, Inc. of our report dated March 12, 1999, with respect to the balance sheets of Audio Books Direct, a wholly-owned operation of Doubleday Direct, Inc. (the "Club"), as of June 30, 1998 and 1997, and the related statements of operations, divisional deficit, and cash flows for the years then ended, which report appears in the Form 8-K/A of Audio Book Club, Inc. dated July 20, 1999. Our report includes an explanatory paragraph stating that the Club has been operated as an integral part of Doubleday Direct, Inc. and has no separate legal existence. We also consent to the reference to our firm under the heading "Experts" in the registration statement.

/S/ KPMG LLP

New York, New York
August 24, 1999


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